EXHIBIT 99.2

[PILLOWTEX LOGO]

FOR IMMEDIATE RELEASE

July 30, 2003

Contacts:

Investor Relations: Hank Pollock, Vice President, Treasurer

                (704) 939-2976

Media: Karen Cobb, Communications Manager

                (704) 939-2775

PILLOWTEX ANNOUNCES EMPLOYEE TERMINATIONS AND PLANT CLOSINGS

Company Intends To File Chapter 11 Bankruptcy

KANNAPOLIS, N.C. – July 30, 2003 – Citing a severe liquidity crisis, Pillowtex Corporation (OTC: PWTX) announced today that it has closed its 16 textile manufacturing and distribution facilities and is terminating approximately 6,450 salaried and hourly positions. The Company does not have cash available to continue operating the business.

Separately, the Company announced it intends to file as soon as practicable a voluntary petition in the U.S. Bankruptcy Court in Wilmington, Del., under Chapter 11 of the U.S. Bankruptcy Code. Following the filing of the bankruptcy petition with the Court, Pillowtex will proceed with the orderly wind down of its business and disposition of its assets.

The Company will initially retain a staff of approximately 1,200 employees in distribution, support services, accounting and human resources to assist with the bankruptcy proceedings and employee communications. Company management formally notified its employees today of its decisions.

Michael Gannaway, chairman and chief executive officer of Pillowtex, said, “Since emerging from bankruptcy in May 2002, we have worked diligently to attempt to restructure our operations and regain profitability. We conducted a thorough review of multiple strategic options, but have exhausted that process and are facing a liquidity crisis that now forces us to cease operations.”

“Due to soft consumer demand, the intensity of foreign competition, industry over-capacity and downward pricing pressure in all of our categories, the Company simply cannot operate profitably in the current environment and with our current business model,” Gannaway continued.

“In response to market conditions we announced in March of this year that we retained Credit Suisse First Boston to help us explore our strategic alternatives. We explored various long-range plans focused on preserving Pillowtex as a stand-alone entity by building branded sales and global sourcing capabilities. However, the costs of making the necessary changes to our business model in order to make the transition were insurmountable and we were not successful in securing the substantial investments needed to change our business model in order to preserve Pillowtex as a stand-alone entity. We also tried to arrange for a sale of our business to a more financially stable company that could keep some of our employees working, but no definitive agreements could be reached. Facing these very difficult circumstances, closing our facilities and preparing for bankruptcy has emerged as our only viable course of action.”

The Company has contacted state and federal Departments of Labor and local human service agencies to help facilitate a schedule for helping displaced workers.

Don Mallo, vice president of human resources for Pillowtex, said, “We have been in contact with numerous local, state, and federal officials. We are hopeful that the attention we received to date is indicative of the support our employees will receive by way of emergency worker assistance. We are currently preparing for meetings between our employees and state labor department officials who can provide direct access to claims filing, information about possible job opportunities, job retraining and other unemployment benefits.”

“We are providing written information to all employees, posting important human resources information on our Web site and have established a toll-free hotline for employees to call and hear current information about benefits and resources available to them and their families. We deeply regret that our only course of action involved the loss of jobs. We are doing everything within our ability to help prepare our employees and the communities in which we operate for these changes,” concluded Mallo.

The Pillowtex Web site is http://www.pillowtex.com. The toll-free Pillowtex Employee Information line is 1-800-476-5021.

The Union of Needletrades, Industrial and Textile Employees (UNITE); the Teamsters Union and United Auto Workers Union represent Pillowtex hourly workers at the affected facilities.

About Pillowtex

Pillowtex Corporation, headquartered in Kannapolis, N.C., is a leading designer, marketer and producer of home fashion products including towels, sheets, rugs, blankets, pillows, mattress pads, feather beds, comforters and decorative bedroom and bath accessories. The Company markets products under its own brand names including Cannon®, Fieldcrest®, Royal Velvet® and Charisma®. The Company also designs and manufactures private-label home textile products for leading retailers. Pillowtex operated manufacturing and distribution facilities in the U.S. and Canada and employed approximately 7,650 people.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking in nature. Factors that could cause actual results to differ from the forward-looking information contained in this press release include, but are not limited to, the results of the review of the Company’s financial statements; the economic performance, financial condition and prospects of the Company, which are, in turn, affected by general retail industry conditions; competition; the Company’s leverage; the price and availability of raw materials; reliance on key suppliers and vendors; dependence on specific brand names; risk of loss of material customers, labor relations and seasonality of the business. These factors and other factors are discussed in greater detail under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2003.

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